EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Worthington Industries, Inc.

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 33-57981) pertaining to the Worthington Industries, Inc. Deferred Profit Sharing Plan; (Form S-3 No. 33-46470 and Form S-3 No. 333-48627) pertaining to the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan; (Form S-8 No. 33-38486) pertaining to the Worthington Industries, Inc. 1990 Stock Option Plan; (Form S-8 No. 333-42849) pertaining to the Worthington Industries, Inc. 1997 Long-Term Incentive Plan; and (Form S-8 No. 333-52628) pertaining to the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors of Worthington Industries, Inc. of our report dated June 18, 2004, except as to Note C paragraph 3, which is as of July 22, 2004, with respect to the consolidated balance sheets of Worthington Industries, Inc. and subsidiaries as of May 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2004, and the related financial statement schedule, which report appears in the May 31, 2004, Annual Report on Form 10-K of Worthington Industries, Inc. and subsidiaries.

/s/ KPMG LLP

Columbus, Ohio
August 16, 2004